EXHIBIT 5.1

STRADLING YOCCA CARLSON & RAUTH
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660-6441

November 8, 2002

Pacer Technology
9420 Santa Anita Avenue,
Rancho Cucamonga, CA 91730

RE:	Registration Statement on Form S-8 for the Registration of 300,000 shares of Common Stock under the 2001 Stock Incentive Plan of Pacer Technology.

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Pacer Technology, a California corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 300,000 shares of the Company’s common stock, without par value (“Common Stock”), issuable under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”). We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

Based on the foregoing, it is our opinion that:

1.    Stock options, when issued in accordance with the 2001 Plan, will be legally issued and binding obligations of the Company; and

2.    The 300,000 shares of Common Stock, when issued under the 2001 Plan, against full payment of the exercise price thereof, in accordance with the respective terms and conditions of the 2001 Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH
STRADLING YOCCA CARLSON & RAUTH